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                      UNITED STATES                       OMB Approval
           SECURITIES AND EXCHANGE COMMISSION     OMB Number:         3235-0058
                 WASHINGTON, D.C. 20549           Expires:     January 31, 2005
                                                  Estimated average burden
                       FORM 12b-25                hours per response.......2.50
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                                                  SEC FILE NUMBER
                                                  001-11624
               NOTIFICATION OF LATE FILING        CUSIP NUMBER
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(CHECK ONE):  [_] 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q  [_] N-SAR

For Period Ended: March 31, 2002
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
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   READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Univercell Holdings, Inc.
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Full Name of Registrant

HyperMedia Communications, Inc.
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Former Name if Applicable

1 Randall Avenue
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Address of Principal Executive Officer (STREET AND NUMBER)

Baltimore, MD 21208
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a)    The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)    The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, 11-K, Form N- SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]    (c)    The  accountant's  statement  or other  exhibit  required  by Rule
              12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

               Registrant did not obtain all information prior to filing date and attorney and accountant could not complete the required legal information and financial statements and management could not complete Management's Discussion and Analysis or Plan of Operation regarding such financial statements by May 15, 2002.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       Sean Fulda                      (800)                   765-2355
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         (Name)                     (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). Yes [X] No [_]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes [_] No [X]

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           UNIVERCELL HOLDINGS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     May 15, 2002                        By      /s/ Sean Fulda
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                                                   Chief Executive Officer